Exhibit 5

[Allegheny Energy, Inc. Letterhead]

September 9, 2009

Allegheny Energy, Inc.

800 Cabin Hill Drive

Greensburg, PA 15601

Ladies and Gentlemen:

I am Assistant General Counsel for Allegheny Energy, Inc., a Maryland corporation (the “Company”), and in such capacity, I have examined the Company’s Registration Statement of Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, for the registration of 2,000,000 shares of the Company’s Common Stock, par value $1.25 per share (the “Shares”) to be offered and sold under the Allegheny Energy, Inc. Employee Stock Ownership and Savings Plan (the “Plan”).

I have examined and am familiar with originals or copies, certified or otherwise and identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions set forth below.

Based on the foregoing, I am of the opinion that the Shares are duly authorized and, when delivered in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Amanda J. Skov